Exhibit d.3
                       EXHIBIT D
                        to the
             INVESTMENT ADVISORY AGREEMENT

            FRONTEGRA EMERGING GROWTH FUND

     For all services rendered by Frontegra Asset
Management, Inc. (the "Adviser") hereunder, the above-named Fund, a series of Frontegra Funds, Inc., shall pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.90 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.90 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to the Adviser monthly.

     Executed as of the 31st day of December, 1999.


                              FRONTEGRA ASSET MANAGEMENT, INC.



                              By: /s/ William D. Forsyth
                                  ----------------------------------
                                  William D. Forsyth, Co-President



                              FRONTEGRA FUNDS, INC.



                              By: /s/ Thomas J. Holmberg
                                  ---------------------------------
                                  Thomas J. Holmberg, Co-President